                                                                   Exhibit 3.1

            I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of Tevecap S.A.


                                                By: /s/ DOUGLAS DURAN
                                                    -----------------------
                                                      DOUGLAS DURAN
                                                      Attorney-in-fact

Date:  February 21, 1997

                                 TEVECAP S.A.
                                    BY LAWS

CHAPTER I
NAME, DURATION, REGISTERED OFFICE AND OBJECT

1. The sociedade anonima TEVECAP S.A., organized for an undetermined period of time, shall be governed by the provisions of these Bylaws and the applicable legal provisions.

2. The Company shall have its registered office located at Rua de Rocio No. 313, suite 101, in the City of Sao Paulo, State of Sao Paulo, and it may, upon resolution of the Administration Board, open branches, offices or representation offices anywhere in the country, the opening of branches abroad being subject to resolution by the Shareholders' Meeting.

3. The Company object is (i) the production, acquisition, licensing, distribution, import and export of television programs, of its own or of third parties; (ii) the rendering of telecommunication services, especially paid TV services, under any modality, and the other services relating to signal transmission, reception and distribution systems and television programs; (iii) advertisement and publicity exploitation; and (iv) participation in the capital of other companies, especially those in the telecommunication field.

CHAPTER II COMPANY CAPITAL

4. The Company capital, of three hundred and fourteen million, seven hundred and six thousand, and seven hundred reais (R$314,706,700.00) is divided into and represented by one hundred and ninety-six million, seven hundred and twelve thousand, eight hundred and fifty-three (196,712,853) shares, all of which ordinary registered shares, without a par value.

5. Any ordinary registered share entitles to one vote in the resolutions of the Shareholders' Meeting.

6. The ownership of the Company shares is evidenced by the inscription of the shareholder name in the book "Register of Registered Shares" and the Company shall only issue share certificates upon request of the shareholders, who shall be charged for the relevant costs.

7. The share certificates or cautelas, shall be signed by two (02) Directors or by one (01) Director jointly with one (01) attorney of the Company or by two
(02) attorneys with special powers.

8. The sale, charge or disposal or shares, under any form, the rights to subscription to shares or securities convertible into shares, are governed by and subject to the same terms and conditions set forth under the Shareholders' Agreement entered into as of the date hereof and filed at the Company registered office (the "Shareholders' Agreement").

CHAPTER III
SHAREHOLDERS' MEETINGS

9. The Shareholders' Meetings are Annual or Extraordinary. The Shareholders' Annual Meetings shall be held within the four (04) months following the closing of the fiscal year, and the Shareholders' Extraordinary Meetings shall be held whenever necessary.

10. The Annual Meetings shall be called by the Administration Board, and presided over by the shareholder to be appointed then, by the majority votes of those present to the Meeting, and shall have as its secretary whoever the President to the Meeting shall appoint.

11. Only the shareholders whose shares are subscribed to in his name, in the applicable register, up to three (03) days before the date fixed for the Meeting, may participate and vote in the Shareholders' Meetings.

12. The resolutions of the Shareholders' Meetings, except as to the special cases provided for by Law, shall be taken by majority vote of those present, the blank votes not being counted, except as to the following resolutions which shall comply with the provisions under Article 13 of the Shareholders'
Agreement:

(i) any corporate restructuring, reorganization, merge, consolidation, splitting, liquidation, winding up, share splitting, division, combination or consolidation of the Company assets;

(ii) starting of any public offer of shares or any issuance or resale, by the Company, of any of the Company's securities, including but not limited to, debentures, subscription bonuses, founders' shares, options for purchase of or subscription to shares and other similar rights, except in the cases provided for under the Company Shareholders' Agreement;

(iii) purchase or redemption of the Company shares, except in the cases provided for under the Company Shareholders' Agreement;

(iv) any modification in the business conducted by the Company;

(v) any amendment to these Bylaws; and

(vi) establishment of any activity or subsidiary in the United States of America.

CHAPTER IV
MANAGEMENT

13. The Company shall be managed by the Administration Board and by the Board of Directors. The Shareholders' Meeting shall fix the aggregate compensation of the Administration Board and the Board of Directors, which shall be distributed among the Counselors and Directors as determined by the Administration Board at a meeting.

14. The members of the Administration Board and the Directors shall remain in their offices until the election and empowerment of their successors.

CHAPTER V
ADMINISTRATION BOARD

15. The Administration Board is composed of eleven (11) regular members and eleven (11) alternates, all of them shareholders and resident in the country, elected by the Shareholders' Meeting as provided for under Article 10 of these Bylaws and Paragraph 11.1 of The Shareholders' Agreement, for a term of two (02) years, their reelection being permitted.

16. In case of impediment or temporary absence of any regular member of the Administration Board, he will be replaced by its relevant alternate.

17. In case of a vacancy in the office of any member, regular or alternate, of the Administration Board, the Shareholders' Meeting shall be immediately called to elect his substitute.

18. The Administration Board shall meet whenever necessary and at least every three months, upon call in writing by any of its regular or alternate members, at least ten (10) business days before the date of the meeting and upon presentation of the agenda to be discussed. The meetings of the Administration Board shall be presided over by the Counselor appointed by majority vote of those present to the meeting.

19. The meetings of the Administration Board shall be installed only with the attendance of at least six (6) of its regular members, in person or as represented by their respective alternates. Irrespective of the formalities provided for under this and the previous article, a meeting shall be considered regular upon attendance of all regular Counselors, in person or as represented by their respective alternates.

20. The resolutions of the Administration Board shall be taken by the favorable vote of the majority of the Counselors present to the meeting, including but not limited to, the approval of the annual business plan of the Company and its subsidiaries, including values and terms relating to their expenses, investment and new projects. However, the approval of the following matters shall require, in addition to any other matters contained in the Shareholders' Agreement, the favorable vote of all regular counselors, in person or as represented by their respective alternates:

(i) acquisition or subscription, by the Company, to any equity in other companies (except those acquired or subscribed to non-permanently pursuant to the usual practices of cash management);

(ii) any acquisitions or sales or disposals, charges, liens or encumbrances on equity held in other companies and any acquisitions or sales or disposals, charges or encumbrances on property, equipment, trademarks, patents, licenses and franchises or other similar assets and rights, except: (a) acquisitions, sales, disposals, charges or encumbrances in the normal course of the company business, (b) acquisition not in the normal course of the company business in an aggregate amount lower than the equivalent in Reais to US$500,000 within one calendar year, (c) sales not in the normal course of business in an aggregate amount lower than the equivalent in Reais to US$500,000 within one calendar year and (d) disposals, charges or encumbrances not in the normal course of the company business in an aggregate amount lower than the equivalent in Reais to US$500,000 within one calendar year;

(iii) the entering into any indebtedness by the Company, or guarantees to any debt of any other individual or legal entity with maturity date before 365 days, but in an aggregate amount higher than the equivalent in Reais to US$1,000,000, subject to Paragraph 12.4 of the Shareholders' Agreement;

(iv) the entering into any indebtedness by the Company, or guarantees to any debt of any individual or legal entity with maturity date as of or after 365 days, except the commercial debts incurred in the normal course of the company business in one only transaction or series of related transactions, in an aggregate amount lower than the equivalent in Reais to US$500,000, subject to the provisions under Paragraph 12.4 of the Shareholders' Agreement;

(v) granting of loans or advancements by the Company (not including loans and advancements occurring only between the companies and their subsidiaries), except the loans or advancements to members of the Administration Board, Directors or employees, in the normal course of the company business;

(vi) issuance by the Company, of non-financial guarantees of any nature whatsoever, except those non-financial guarantees totaling, individually or jointly, up to the equivalent in Reais to US$1,000,000; and

(vii) any transactions or agreements or amendments or terminations or waives of rights, or defaults, pursuant to the existing agreements between the Company, on one side, and any shareholders or its allied companies on the other side, subject to the provisions under Paragraph 12.1 (vii) of the Shareholders' Agreement.

CHAPTER VI
THE BOARD OF DIRECTORS

21. The Board of Director's shall comprise a minimum of two (2) and a maximum of 5 (five) members, shareholders or not, resident in the country and elected by the Administration Board for a period of two (2) years, their reelection being permitted.

22. The Company Directors shall not have a specific designation.

23. In case of a vacancy in the office of a Director, a meeting of the Administration Board shall be immediately called to elect the substitute, who shall complete the term of the Director replaced. In case of absence or temporary impediment of any Director, its functions shall be performed by the other Directors, as agreed upon by them.

24. The Board of Directors shall manage the company business in general, and therefor it shall practice any and all acts necessary or advisable, except those which, pursuant to the Law or these Bylaws or the Shareholders' Agreement, shall be under the responsibility of the Shareholders' Meeting or the Administration Board. Their powers and duties include but are not limited to the following:

(i) to watch over for the compliance with the laws, these Bylaws and the Shareholders Agreement;

(ii) to watch over for the compliance with the resolutions adopted at the Shareholders' Meetings, the meetings of the Administration Board and its own meetings;

(iii) to administer, manage and supervise the Company business;

(iv) to issue and approve the instructions and internal regulations which it shall consider useful or necessary;

(v) to distribute, among its members, the Company management functions;

(vi) to prepare and submit to the Administration Board the financial statements and the annual and quarterly budgets; and

(vii) to communicate to the Administration Board, as soon as it knows of any material event of a legal, regulatory, technical or operational nature, which may affect the Company or its controlled companies.

25. The Company representations in or out of court, actively or passively, before any third parties, public agencies, either federal, state or local, and the execution of deeds of any nature, letters of exchange, checks, payment orders, agreements and generally any other documents or acts implying in any liability or obligation to the Company or releasing it from any obligations before third parties, shall fall to and shall be obligatorily practiced:

(i) by any two (2) Directors, jointly;

(ii) by any Director jointly with an attorney; or

(iii) by two (2) attorneys jointly, provided that vested with special and express powers.

26. The powers of attorney shall be granted on behalf of the Company by any two
(02) Directors jointly, and shall specify the powers granted and, except as to those with the ad judicia clause, shall be valid for limited periods of no more than one (01) year.

27. For the purpose of representing the Company in court and before the governmental bodies, either federal, state or local, or even, of representing the Company abroad, the powers may be granted for one only attorney.

28. The acts of any Director, attorney or employee binding the Company in any business or transactions other than those relating to the Company object, such as sureties, collateral signatures, endorsements or any guarantees before third parties, are expressly forbidden, and they shall be null and void as regards the Company.

29. The Board of Directors shall meet whenever called by any of its members, at least three (03) days in advance, and it will be installed only upon attendance of at least two (02) of its members. The Board of Directors meetings shall be presided over by the Director appointed at the time and the resolutions thereof shall be taken by the majority votes of those present or unanimously in the event that only two (02) Directors are present to the meeting. Copies of the minutes of the Board of Directors meetings shall be obligatorily sent to all members of the Administration Board.

CHAPTER VII
THE ADVISORY COUNCIL

30. Besides the Administration Board, the Company shall have an Advisory Council. The Advisory Council shall advise the Shareholders and the Administration Board as regards the Company activities, in accordance with the applicable laws, these Bylaws and the Shareholders' Agreement.

31. The Advisory Council shall comprise eleven (11) members who may be resident in Brazil or not, shareholders or not.

32. The Shareholders shall elect the members of the Advisory Council at the Shareholders' Meeting, in accordance with the provisions of Paragraph 11.1 of the Shareholders' Agreement.

33. The term of office of the members of the Advisory Council shall be two (2) years, and it shall be automatically extended until their successors, as duly elected, take office. The reelection of the members of the Advisory Council, is permitted unlimitedly.

34. The Advisory Council shall keep a book of minutes, where its resolutions shall be registered.

35. Any member of the Advisory Council may have an alternate, who shall be elected in the same form as the regular Counselor. The alternates shall substitute for their respective regular counselors in their absence or inability. In case of a vacancy in the Advisory Council for which office no alternate has been elected, the Shareholders shall elect a new member within 30 days of the vacancy; and the Shareholder who designated and elected the member to be replaced shall designate a new member.

36. The Advisory Council shall hold regular meetings at the end of every three-month period and special meetings whenever called by any two (2) members of the Advisory Council, but he call notice may be waived upon the consent of all members of the Advisory Council or such notice shall be considered automatically waived if all members are present to the meeting.

37. Any member of the Advisory Council may authorize another member, by letter, facsimile, cable or telex, to represent the former at any meeting of the Advisory Council, either to form a quorum or to vote. Also, any member may vote by letter, facsimile, cable or telex, which shall be received at the Company's registered office at the time fixed for the meeting.

38. The attendance of at least six (6) members, either in person, by proxy or by vote submitted in writing before the meeting, shall be a valid quorum for the holding of a meeting of the Advisory Council.

39. The Advisory Council shall be consulted on any matters as requested by the Administration Board or the Shareholders. The Administration Board shall not delegate to the Advisory Council any of its powers to take any decision on behalf of the Company.

40. The resolutions adopted by the Advisory Council shall require the favorable vote of at least six (6) of its members.

CHAPTER VIII
THE AUDIT COMMITTEE

41. The Company shall have a non-permanent Audit Committee, composed of three
(03) regular members and the same number of alternates, as elected by the Shareholders' Meeting which shall resolve on the installation thereof, and shall fix their fees, subject to the legal restrictions. When operating, the Audit Committee shall have the functions and powers granted by the law.

CHAPTER IX
THE FISCAL YEAR, BALANCE SHEET AND PROFITS

42. The fiscal year shall start on January 01 and end on December 31 of every year.

43. At the end of any fiscal year, a balance sheet shall be prepared, subject to the legal provisions in force. From the net profits earned, five per cent (5%) can be deducted to form the legal reserve which shall not exceed twenty per cent (20%) of the Company capital. The balance shall be designed as determined at the Shareholders' Meeting, provided that the minimum obligatory dividend of twenty-five per cent (25%) shall have been distributed to the shareholders, as provided for under article 202 of Law 6404, of December 15, 1976.

44. Upon resolution by the Company Administration Board, interim dividends may be distributed, to the account of the profit appraised in a semi-annual balance sheet, or in shorter periods, as well as to the account of accrued profits or reserves of profits existing in the last annual or semi-annual balance sheet. The Administration Board is further authorized to distribute dividends, on account of the minimum obligatory dividend referred to under the previous article, before the Annual Shareholders' Meeting is held, but ad referendum thereof.

CHAPTER X
LIQUIDATION

45. In the event that the Company is liquidated, the Shareholders' Meeting shall determine the form of liquidation and shall appoint the liquidator and the Audit Committee to operate during the liquidation period.
Sao Paulo, November 30, 1995.
(sgd) Jose Augusto P. Moreira, Secretary.

                                 TEVECAP S.A.
           General Taxpayers Register (CGCMF) No. 57.574.170/0001-05
                      Commercial Registry No. 35300139623
                  MINUTES OF THE ANNUAL SHAREHOLDERS MEETING
                            HELD ON APRIL 30, 1996

PLACE AND TIME: Company registered office, at Rua do Rocio 313, suite 101, in Sao Paulo, SP, at 05:00 PM.

ATTENDANCE: Shareholders representing the whole company stock capital. Also present the Company's officers.

BOARD: President: Robert Civita; Secretary: Valter Pasquini.

LEGAL PUBLICATIONS: a) Management Report and Financial Statements, as published in the Official Gazette of the State of Sao Paulo, on 03/23/96, on pages 25, 26 and 27, and in the newspaper "O Estado de Sao Paulo", on 03/22/96, on pages L8, L9 and L10; b) Call Notice, waived under paragraph 4, of article 124, of Law 6404/76; c) Publications referred to under article 133 of Law 6404/76, waived under paragraph 5 of the mentioned law. RESOLUTIONS: Approved, upon abstention of those legally barred:

1) the Management Report and the Financial Statements for the fiscal year ended on December 31, 1995;

2) the non-distribution of the dividends for the fiscal year 1995 as the Company had no profits during the fiscal year, pursuant the documents hereby approved;

3) the monetary adjustment of the paid-in capital, in the amount of fifty-one million, two hundred and ninety-three thousand, seven hundred and twenty-seven reais and two centavos (R$51,293,727.02);

4) the capitalization of part of the balance of the account "Provision for Capital Monetary Adjustment" in the amount of fifty-one million, two hundred and ninety-four thousand and fifteen reais (R$51,294,015.00), without the issuance of new shares, thus increasing the company capital, from three hundred and fourteen million, seven hundred and six thousand and seven hundred reais (R$314,706,700.00) to three hundred and sixty-six million, seven hundred and fifteen reais (R$366,000,715.00), with the consequent amendment to Article 4 of the Bylaws, which shall hereinafter read as follows: "Article 4 - The Company capital, in the amount of three hundred and sixty-six million, seven hundred and fifteen reais (R$366,000,715.00) is divided into and represented by one hundred and ninety-six million, seven hundred and twelve thousand, eight hundred and fifty-five (196,712,855) common registered shares, without a par value";

5) Election of the members of the Administration Board and their alternates, for a term of two (02) years, that is, until the 1998 Annual Shareholders' Meeting, to wit: (a) President: Robert Civita, Brazilian, legally separated, editor, bearer of the Identity Card (RG) No. 1.666.785 and Individual Taxpayer Register No. 006.890.178-04, resident and domiciled at Rua Escocia, 153, apt. 11, Sao Paulo/SP, Alternate: Victor Civita, Brazilian, married, bachelor in political sciences, bearer of RG No. 6.166.935 and CPF No. 040.666.138-37, resident and domiciled at Rua Picone, 53, Sao Paulo/SP; (b) Counselor: Jose Augusto Pinto Moreira, Brazilian, married, economist, bearer of RG No. 2.944.700 and CPF

No. 128.701.967-68, resident and domiciled at Alameda Argentina 406 (Alphaville
II), Barueri/SP, Alternate: Valter Pasquini, Brazilian, married, engineer, bearer of RG No. 3.643.843 and CPF No. 297.183.928-15, resident and domiciled at Rua Dr. Jose Carlos de Toledo Piza, 215, Sao Paulo/SP; (c) Counselor: Robert Hefley Blocker, Brazilian, divorced, business administrator, bearer of RG No.
17.470.959 and CPF No. 007.336.878-49, resident and domiciled at Rua Sao Carlos do Pinhal, 743, 4th floor, Sao Paulo/SP, Alternate: Fatima Ahmad Ali, Brazilian, divorced, journalist, bearer of RG No. 3.089.193 and CPF No. 028.881.658/72, resident and domiciled at Rua Bauru 216, Sao Paulo/SP; (d) Counselor: Giancarlo Francesco Civita, Brazilian, married, bachelor in Social Communication, bearer of RG No. 6.167.806 and CPF No. 040.666.108-11, resident and domiciled at Rua Capitao Antonio Rosa 07, Sao Paulo/SP, Alternate: Isacco Zarmati, Brazilian, married, civil engineer, bearer of RG No. 3.128.036-5 and of CPF No. 029.932.878-34, resident and domiciled at Rua Albuquerque Lins 915, Sao Paulo/SP; (e) Counselor: Thomaz Souto Correa Netto, Brazilian, single, journalist, bearer of RG No. 2.254.403 and CPF No. 008.807.018-20, resident and domiciled at Rua Aracari 139, apt. 06, Sao Paulo/SP, Alternate: Luiz Gabriel Cepeda Rico, Brazilian, married, engineer, bearer of RG No. 3.403.698 and CPF No. 321.649.558-20, resident and domiciled at Rua Chibata Miyakoshi, 300 - Block B, 10th floor, Sao Paulo/SP; (f) Counselor: Francisco Savio Couto Pinheiro, Brazilian, married, engineer, bearer of RG No. 3.064.761/RJ and CPF No. 336.882.907-63, resident and domiciled at SHIS - Q 1-27, group 1, house 15, Brasilia/DF, Alternate: vacant; (g) Counselor: Arnaldo Bonoldi Dutra, Brazilian, married, lawyer, enrolled with the BBA/SP under No. 59.434 and with CPF under No. 932.755.608-91, resident and domiciled at Rua Dr. Brasilio Machado, 47, apt. 101, Sao Paulo/SP, Alternate: Marcilio Macedo de Andrade, Brazilian, legally separated, engineer, bearer of RG No. 6.974.039 and of CPF No. 006.921.798-01, resident and domiciled at Rua Marechal Bina Machado 382, Sao Paulo/SP; (h) Counselor - Sergio Vladimirschi Junior, Brazilian, married, businessman, bearer of RG No. 14.188.274 and CPF No. 128.909.598-13, resident and domiciled at Rua Guayaquil 114, Sao Paulo/SP, Alternate: Viviane Vladimirschi, Brazilian, single, of age, psychologist, bearer of RG No. 13.485.275 and CPF No. 063.828.858-43, resident and domiciled at Alameda Franca 84, apt. 191, Sao Paulo/SP; (i)
Counselor: Jose Luis de Salles Freire, Brazilian, divorced, lawyer, bearer of RG No. 3.966.406 and of CPF No. 265.116.658-87, resident and domiciled at Rua 31 de Marco 53, Sao Paulo/SP, Alternate: Nina Vladimirschi Farina, North-American, married, publicist, bearer of identity card for foreigners (RNE) No. W562051-G and CPF No. 213.275.668-69, resident and domiciled at Rua Lelis Vicira 185, Sao Paulo/SP; (j) Counselor: Jorge Fernando Koury Lopes, Brazilian, married, lawyer, bearer of RG No. 5.262.528 and CPF No. 588.944.978-87, with office at Alameda Campinas 1070, Sao Paulo/SP, Alternate: Leonardo Barem Leite, Brazilian, married, lawyer, bearer of RG No. 13.611.342 and CPF No. 111.367.728-71, with office at Alameda Campinas 1070, Sao Paulo/SP; (l) Counselor: Oswaldo Leite de Moraes Filho, Brazilian, married, lawyer, bearer of RG No. 3.596.880 and CPF No. 416.116.918-34, with office at Alameda Campinas 1070, Sao Paulo/SP, Alternate:
Miriam de Lourdes Medeiros e Silva Machado, Brazilian, single, lawyer, bearer of RG No. 16.540.320 and CPF No. 083.904.508-52, with office at Alameda Campinas 1070, Sao Paulo/SP;

6) Fixation of the members of the Administration Board's compensation for the present fiscal year, in up to the maximum limit of deductibility permitted by the income tax legislation, as subject to the aggregate limit and considered the individual limited multiplied by the number of Officers who effectively shall receive a compensation, the same criterion to be observed by the Administration Board as regards the compensation of the Members of the Board of Directors, except as to those officers with whom the waiving of compensation shall be covenanted.

7) Appointment of the members of the Advisory Council and their respective alternates, such Council being a merely consulting body, the resolutions of which shall not be binding on the Company and its administrative bodies, to wit:
(a) President: Robert Civita, Brazilian, legally separated, editor, bearer of RG No. 1.666.785 and CPF No. 006.890.178-04, resident and domiciled at Rua Escocia 253, apt. 11, Sao Paulo/SP, Alternate: Victor Civita, Brazilian, married, bachelor in political sciences, bearer of RG No. 6.166.935 and CPF No. 040.666.138-37, resident and domiciled at Rua Picone 53, Sao Paulo/SP; (b)
Counselor: Jose Augusto Pinto Moreira, Brazilian, married, economist, bearer of RG No. 2.944.700 and CPF No. 128.701.967-68, resident and domiciled at Alameda Argentina 406 (Alphaville II), Barueri/SP, Alternate: Valter Pasquini, Brazilian, married, engineer, bearer of RG No. 3.643.843 and CPF No. 297.183.928-15, resident and domiciled at Rua Dr. Jose Carlos de Toledo Piza,
215. Sao Paulo/SP; (c) Counselor: Robert Hefley Blocker, Brazilian, divorced, business administrator, bearer of RG No. 17.470.959 and CPF No. 077.336.878-49, resident and domiciled at Rua Sao Carlos do Pinhal 743, 4th floor, Sao Paulo/SP,
Alternate: Fatima Ahmad Ali, Brazilian, divorced, journalist, bearer of RG No.
3.089.193 and of CPF No. 028.881.658/72, resident and domiciled at Rua Bauru 216, Sao Paulo/SP; (d) Counselor: Claudio Dascal, Brazilian, married, engineer, bearer of RG No. 2.620.281 and CPF No. 038.152.508-20, resident and domiciled at Rua Francisco Isoldi, 315, apt. 82, Sao Paulo/SP, Alternate: Isacco Zarmati, Brazilian, married, civil engineer, bearer of RG No. 3.128.036-5 and CPF No. 029.932.878-34, resident and domiciled at Rua Albuquerque Lins 915, Sao Paulo/SP; (e) Counselor: Angelo Silvio Rossi, Brazilian, divorced, editor, resident and domiciled at Alameda Joaquim Eugenio de Lima, 1647, apt. 18, Sao Paulo/SP, Alternate: Luiz Gabriel Cepeda Rico, Brazilian, married, engineer, bearer of RG No. 3.403.698 and CPF No. 321.649.558-20, resident and domiciled at Rua Chibata Miyakoshi 300, Block B, 10th floor, Sao Paulo/SP; (f) Counselor:
Francisco Savio Couto Pinheiro, Brazilian, married, engineer, bearer of RG No. 3.064.761/RJ and CPF No. 336.882.907-63, resident and domiciled at SHIS - Q I-27, group 1 - house 15, Brasilia/DF, Alternate: vacant; (g) Counselor: Stephen Vaccaro, American citizen, divorced, bank employee, resident and domiciled at 1 Chase Manhattan Plaza, 4th floor, Nova York NY, Alternate: Fernando Vianna, American citizen, married, bank employee, resident and domiciled at 1 Chase Manhattan Plaza, 4th floor, New York, NY; (h) Counselor: Marc Nathanson, American citizen, married, businessman, resident and domiciled at 282 South Mapleton Drive, Los Angeles, California, Alternate: Christopher Derick, American citizen, married, businessman, resident and domiciled at 10900, Wilshire Boulevard, Suite 850, CA 90024, Los Angeles, California; (i) Counselor: Tully Michael Friedman, American citizen, married, businessman, resident and domiciled at 1 Maritime Plaza, Suite 1200, Sao Francisco, California, Alternate: Joseph M. Niehaus, American citizen, married, businessman, resident and domiciled at One Maritime Plaza 1200, CA 94111, San Francisco; (j) Counselor: Raymond E. Joslin, American citizen, married, businessman, resident and domiciled at 84 Cowdray Park Drive Conyers Farm, Greenwich, CT 06831, Alternate: Jack T. Healy, American citizen, married, businessman, resident and domiciled at 414 East 52nd Street, apt. 11C, New York, NY; (l) counselor: Herbert A. Granath, American citizen, married, businessman, resident and domiciled at 244 Long Neck Point Road, Darien, Alternate: Richard
F. Cuningham, American citizen, married, businessman, resident and domiciled at 45 Maplewood Boulevard, Suffen, NY.

8) Waived the installation of the Advisory Counsel for the current fiscal year.

QUORUM FOR RESOLUTIONS: The resolutions were taken by unanimous vote of those present to the meeting.

CLOSING: As there were no more matters to be discussed and as nobody else wished to speak, the present Meeting was closed and the minutes thereof are hereby signed by all shareholders present to the Meeting. Sao Paulo, April 30, 1996
(sgd) ABRILCAP Comercio e Participacoes Ltda. (represented by its Directors Robert Civita and Jose Augusto P. Moreira); HARPIA Holdings Limited and CURUPIRA Holdings Limited (represented by their attorney Marcilio Macedo de Andrade); FALCON International Communications (Bermuda) L.P. (represented by Jose Luis de Salles Freire); HEARST/ABC Video Services II and TVA Participacoes Ltda. (represented by their attorney Jorge Fernando Koury Lopes), Robert Civita; Jose Augusto Pinto Moreira, Robert Hefley Blocker; Giancarlo Francesco Civita; Thomaz Souto Correa Netto; Francisco Savio Couto Pinheiro; Victor Civita; Valter Pasquini; Fatima Ahmad Ali; Isacco Zarmati; Luis Gabriel Cepeda Rico; Arnaldo Bonoldi Dutra; Marcilio Macedo de Andrade; Sergio Vladimirschi Junior; Jose Luis de Salles Freire; Viviane Vladimirschi; Nina Vladimirschi Farina; Jorge Fernando Koury Lopes; Oswaldo Leite de Moraes Filho; Leonardo Barem Leite; Miriam Lourdes Medeiros e Silva Machado.

            (sgd) Valter Pasquini, Secretary
            Lawyer,
            (sgd) Silvia C.L. Bernardes
            BBA/SP No. 74,256

            Follows a stamp of the Commercial Registry of the State of Sao Paulo (JECESP), reading as follows: "I certify the registration under No. 81,129/96-8. (sgd) antonio Carlos Guido, Secretary General".

IN WITNESS WHEREOF, I have set hereunto my hand and seal.

                                 TEVECAP S.A.
          General Taxpayers Register (CGCMF) No. 57.574.170/0001-05
                     Commercial Registry No. 35300139623
                 MINUTES OF THE ADMINISTRATION BOARD MEETING
                            HELD ON APRIL 30, 1996

PLACE AND TIME: Company registered office, at Rua do Rocio 313, suite 101, in Sao Paulo, SP, at 05:30 PM.

ATTENDANCE: All members of the Administration Board.

BOARD: President: Robert Civita; Secretary: Jose Augusto P. Moreira.

AGENDA: Election of Director

RESOLUTIONS: (unanimously approved): Election of Mr. Sergio Vladimirschi Junior, identified hereinbelow, for the position of Director of the Company. As a result of the above-mentioned election, the Board of Directors, to be in office until the election and empowerment of the members of the Administration Board, at the 1998 Annual Shareholders' Meeting, shall hereinafter be as follows: Directors:
Jose Augusto Pinto Moreira, Brazilian, married, economist, bearer of Identity Card (RG) No. 2.944.700 and of the Individaul Taxpayer Registry (CPF) No. 128.701.967-68, resident and domiciled at Alameda Argentina 406 (Alphaville II), Barueri /SP, Angelo Silvio Rossi, Brazilian, divorced, editor, bearer of RG No.
3.253.153 and CPF No. 169.959.538-00, resident and domiciled at Alameda Joaquim Eugenio de Lima 1647, apt. 18, Sao Paulo/SP; Claudio Cesar D'Emilio, Brazilian, married, business administrator, bearer of RG No. 4.493.895 and CPF No. 273.258.818-00, resident and domiciled at Rua Sicano 110, Sao Paulo/SP and Sergio Vladimirschi Junior, Brazilian, married, businessman, bearer of RG No.
14.188.274 and CPF No. 128.909.598-13 resident and domiciled at Rua Guayaquil 114, Sao Paulo/SP.

CLOSING: As there were no more issues to be discussed and as no one else wished to speak, the meeting was closed, and the minutes thereof are hereby signed by all Counselors present to the meeting. Sao Paulo, April 30, 1996 (sgd) Robert Civita, Jose Augusto P. Moreira, Robert Hefley Blocker, Giancarlo Francesco Civita, Thomaz Souto Correa Netto, Francisco Savio Couto Pinheiro, Arnaldo Bonoldi Dutra, Sergio Vladimirschi Junior, Jose Luis de Sales Freire, Jorge Fernando Koury Lopes, Oswaldo Leite de Moraes Filho.

It compares to the original
(sgd) Robert Civita, President
Lawyer:
(sgd) Silvia C.L. Bernardes
BBA/SP No. 74.256

Follows a stamp of the Commercial Registry of the State of Sao Paulo(JECESP), reading as follows: "I certify the registration under No. 81.130/96-0. (sgd) Antonio Carlos Guido, Secretary General".